Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 8, 2012, relating to the consolidated financial statements and financial statement schedule of Biglari Holdings Inc., and the effectiveness of Biglari Holdings Inc.'s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Biglari Holdings Inc. for the fiscal year ended September 26, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP
Indianapolis, Indiana
February 4, 2013